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                          IMMEDIATE ATTENTION REQUIRED

                                                               December 22, 1994

                          Re: Tender Offer Directions

Dear Participant in Tran$tock:

  The attached package contains very important information about the proposed transaction (the "Transaction") between Transco Energy Company ("Transco" or the "Company") and The Williams Companies, Inc. ("Williams"). The Transaction will directly affect your interest in your Accounts under the Tran$tock Employee Stock Ownership Plan (the "Plan"). The enclosed materials include Williams' Offer to Purchase and Transco's Solicitation/Recommendation Statement on Schedule 14D-9, which have been furnished by Williams and Transco, respectively. PLEASE READ ALL OF THE ENCLOSED MATERIALS CAREFULLY.

  As more fully described below and in the enclosed package, the first step of the Acquisition will be a Tender Offer--that is, an offer by Williams to purchase Transco Common Stock ("Transco Stock"). As a participant in the Plan, you have the right to direct the trustee of the Plan, the Bank of New York (the "Trustee"), whether or not to tender the Transco Stock in your Savings and Incentive Accounts (collectively, the "Accounts") in the Plan.

  After reading these materials, you should complete the enclosed Direction Form and return it in the postage-paid envelope that is provided. In order to ensure that your directions to the Trustee remain confidential, all Direction Forms will be returned directly to the Trustee. YOUR COMPLETED DIRECTION FORM MUST BE RECEIVED BY THE TRUSTEE BEFORE 12 MIDNIGHT EASTERN STANDARD TIME ON JANUARY 11, 1995.

  Please note that a Direction Form that is postmarked before this deadline but actually received by the Trustee after the deadline will not be effective. Mail your form early enough for it to be received by the Trustee before the deadline.

  IF YOUR DIRECTION FORM IS NOT RECEIVED BY THE TRUSTEE BEFORE 12 MIDNIGHT EASTERN STANDARD TIME ON JANUARY 11, 1995, THE TRUSTEE WILL DETERMINE WHETHER OR NOT TO TENDER (OFFER TO SELL TO WILLIAMS) ANY OR ALL OF THE TRANSCO STOCK HELD IN YOUR ACCOUNTS IN THE PLAN, BASED UPON WHAT IT DETERMINES TO BE IN YOUR BEST ECONOMIC INTERESTS AS A PARTICIPANT IN THE PLAN.

  Please note that your instructions to the Trustee will be kept confidential; no one at Transco or Williams will be informed of your decision on how to instruct the Trustee.

SUMMARY OF PROPOSED TRANSACTION

  The proposed acquisition of Transco by Williams will take place in two steps, each of which is more fully described in the enclosed materials:

  Step One: Williams has made a TENDER OFFER to buy up to 60 percent of the outstanding Transco Stock for $17.50 per share, subject to the conditions described below and in the enclosed package (the "Tender Offer").

  Step Two: If Williams completes its proposed purchase of Transco Stock in the Tender Offer and the other conditions more fully described in the enclosed package are satisfied, Williams will later acquire the remaining outstanding Transco Stock through a MERGER of a subsidiary of Williams into Transco (the "Merger"), in which each share of Transco Stock (other than the shares purchased by Williams in the Tender Offer) will be converted into 0.625 shares of Williams common stock (or a combination of Williams common stock and cash if less than 60 percent of the Transco Stock is purchased in the Tender Offer). The Merger is expected to occur in the spring of 1995. A package regarding the Merger will be mailed to Transco stockholders after the Tender Offer is completed.
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  At this time, you have the opportunity to determine how to respond to Step
One, the Tender Offer. By completing the attached Direction Form in accordance with the instructions set forth below, you may direct the Trustee of the Plan whether to tender all, some, or none of the Transco Stock held in your Accounts in the Plan.

HOW THE TENDER OFFER WORKS

  Everyone who owns Transco Stock, including employee benefit plans such as the Plan, may tender their Transco Stock--offer to sell it to Williams. THE TENDER OFFER IS CURRENTLY SCHEDULED TO EXPIRE AT 12 MIDNIGHT EASTERN STANDARD TIME ON TUESDAY, JANUARY 17, 1995, BUT THE TENDER OFFER MAY BE EXTENDED.

  PLEASE NOTE THAT YOU CANNOT TENDER THE TRANSCO STOCK IN YOUR ACCOUNTS IN THE PLAN DIRECTLY TO WILLIAMS. INSTEAD, IF YOU WANT THAT STOCK TO BE TENDERED, YOU MUST USE THE ENCLOSED DIRECTION FORM.

  As explained in more detail in the enclosed package, there are a number of conditions that must be met for Williams to be obligated to buy Transco Stock. Most importantly, if the Transco Stock that is tendered to Williams by Transco stockholders represents less than 51 percent of the outstanding Transco Stock, Williams is not obligated to buy any Transco Stock. On the other hand, if the Transco Stock that is tendered to Williams represents more than 60 percent of the outstanding Transco Stock, then Williams will pay cash for 60 percent by purchasing from each tendering stockholder the same percentage of the Transco Stock tendered by each of them; and the rest of the stock tendered by Transco stockholders will not be bought in the Tender Offer, but will be converted into Williams common stock as set forth below.

  THUS, THERE IS NO ASSURANCE THAT ANY OR ALL OF THE TRANSCO STOCK HELD IN YOUR ACCOUNTS IN THE PLAN WILL BE PURCHASED BY WILLIAMS PURSUANT TO THE TENDER OFFER, EVEN IF YOU DIRECT THE TRUSTEE TO TENDER ALL OF THAT TRANSCO STOCK. IN ADDITION, IF CERTAIN CONDITIONS ARE NOT MET, THERE IS NO ASSURANCE THAT ANY TRANSCO STOCK WILL BE PURCHASED.

  As noted above, if your Direction Form is not received by the Trustee before 12 midnight Eastern Standard Time on January 11, 1995, the Trustee will determine whether or not to tender the Transco Stock held in your Accounts in the Plan based upon what it determines to be in your best economic interests as a participant in the Plan. In addition, the Trustee may override any participant direction that it determines to be in violation of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), although it is not expected that any direction will violate ERISA.

INVESTMENT OF TENDER OFFER PROCEEDS

  Williams will pay cash to the Trustee for all Transco Stock held in your Accounts in the Plan that is actually purchased pursuant to the Tender Offer. The proceeds will then be reinvested by the Trustee in an interest-bearing account until the Merger. The proceeds will remain in the interest-bearing account until the proposed Merger is completed, unless you request a withdrawal from the Plan in accordance with your rights under the terms of the Plan. After the Merger, any remaining cash proceeds not withdrawn, together with any income thereon, will be reinvested in common stock of Williams at the then-current market price. Any Transco Stock that is not purchased in the Tender Offer and is not withdrawn from your Accounts in the Plan will also be converted into Williams common stock at the time of the Merger at the ratio of 0.625 shares of Williams common stock per share of Transco Stock.

EFFECT OF PROPOSED ACQUISITION ON PREVIOUSLY-ANNOUNCED CHANGES

  You have previously received a memorandum dated November 2, 1994 informing you of the planned merger of the Plan into the Thrift Plan, effective as of January 1, 1995 (the "Plan Merger"). Active participants were given the opportunity to withdraw from their Savings Account in the Plan, and terminated/retired participants were allowed to withdraw their vested account balances. Incentive Account balances for active participants will be transferred directly to the Company's Thrift Plan.
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  Because of the announcement of the Tender Offer and the Acquisition, certain modifications are being made to the timing of the Plan Merger, so as to give you the opportunity to participate in the Tender Offer. The Plan Merger will not be effective as of January 1, 1995, but will take place as soon as practicable after the completion of the Tender Offer. Plan participants will then have the opportunity prior to the Plan Merger to make withdrawals from the Plan. The deadline for active participants' elections for withdrawals from their Savings Account balances and terminated/retired participants' elections to withdraw their vested account balances is being postponed to a date in February 1995, which has not been determined. All participants will receive a new election form and information package for Savings Account withdrawals (for employee participants) and distributions (for terminated/retired participants). Any withdrawal or distribution election form that you may have already returned has been automatically cancelled.

  The sale in the Tender Offer of any Transco Stock that is held in your Accounts in the Plan will not cause any suspension of your future Company matching contributions in the Thrift Plan. However, as previously announced, any election to make a withdrawal of cash or stock from your Savings Account will cause a six-month suspension of the Company matching contribution in the Thrift Plan.

PROCEDURE FOR DIRECTING TRUSTEE

  A Direction Form for you to use to direct the Trustee is enclosed. In order to be effective, this form must be properly completed and returned in the enclosed envelope in time to be received by the Trustee before 12 midnight Eastern Standard Time on January 11, 1995. A form that is postmarked before this deadline but actually received after the deadline will be too late and will not be effective.

  Please note the address label on the reverse side of the Direction Form; it indicates the number of shares of Transco Stock allocated to your Accounts in the Plan as of December 16, 1994. In addition to these shares, prior to the time Williams makes its purchases under the Tender Offer, you will be entitled to receive the 1994 allocation of Transco Stock to your Accounts in the Plan as of December 31, 1994 (as more fully explained in prior communications). It is not possible at this time to determine the number of shares that will be allocated to you for the 1994 Plan year. However, you will be informed in early January 1995 of the number of additional shares allocated to you. In addition, if you direct that all of the Transco Stock in your Accounts be tendered, the Trustee will interpret that direction as including the shares from the 1994 allocation that are to be added to your account as of December 31, 1994. If you direct a specific number of shares to be tendered, the Trustee will not include the shares from the 1994 allocation.

  To properly complete your Direction Form, you must do the following:

  (1) (A) Check Box 1 or Box 2 to direct whether to tender your Incentive Account shares. CHECK ONLY ONE OF BOX 1 OR 2.

    . CHECK BOX 1 if you want some or all of the Transco Stock held in your Incentive Account in the Plan to be tendered, AND fill in the number of shares that you want to be tendered, or state "All."

    . CHECK BOX 2 if you do not want any of the Transco Stock held in your Incentive Account in the Plan to be tendered.

  (B) Check Box 3 or Box 4 to direct whether to tender your Savings Account shares. CHECK ONLY ONE OF BOX 3 OR 4.
    . CHECK BOX 3 if you want some or all of the Transco Stock held in your Savings Account in the Plan to be tendered, AND fill in the number of shares that you want to be tendered, or state "All."

    . CHECK BOX 4 if you do not want any of the Transco Stock held in your
      Savings Account in the Plan to be tendered.
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  (2) Sign and date the Direction Form in the spaces provided at the bottom.

  (3) Keep a copy of your Direction Form for your records.

  (4) Mail the Direction Form promptly in the postage-paid envelope that is provided. Faxed forms are not acceptable.

  REMEMBER, THE TRUSTEE MUST RECEIVE YOUR FORM BEFORE 12 MIDNIGHT EASTERN STANDARD TIME ON JANUARY 11, 1995.

  Your Direction Form will be deemed irrevocable unless you send a new, later-dated Direction Form that is received by the Trustee before 12 midnight Eastern Standard Time on January 11, 1995 at the following address:

                              THE BANK OF NEW YORK
                      EQUITY TENDER & EXCHANGE DEPARTMENT
                             CHURCH STREET STATION
                                 P.O. BOX 11248
                           NEW YORK, N.Y. 10286-1248

In order to be effective, your later-dated Direction Form must be properly completed, include your name, address, Social Security number, and the number of shares allocated to your Accounts in the Plan as set forth on the address label to your original Direction Form, and be received by the Trustee before 12 midnight Eastern Standard Time on January 11, 1995. Otherwise, your earlier Direction Form will still be in effect. Additional Direction Forms and mailing envelopes can be obtained by calling the Bank of New York's Equity Tender and Exchange Department at 1-800-507-9357.

  Neither the Company nor the Trustee can make recommendations to you regarding what decision to make. However, if you have questions about the procedure for directing the Trustee, please contact the Bank of New York's Equity Tender and Exchange Department at 1-800-507-9357. If you have questions about the terms and conditions of the Tender Offer, please contact the Information Agent for the Tender Offer, Morrow & Co., Inc., at 1-800-566-9058.